UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-(6) (i) (1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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The following information was filed with the Securities and Exchange Commission on August 24, 2017, by Sevcon, Inc. on Form 8-K (Item 8.01 Other Events):

On August 22, 2017, Louis Scarantino filed a purported stockholder class action lawsuit against the Company and its directors and BorgWarner Inc. and one of its subsidiaries in the U.S. District Court for the District of Massachusetts. In the case, captioned Louis Scarantino v. Sevcon, Inc., et al., Case No. 1:17-cv-11580, plaintiff alleges that the Company’s preliminary proxy statement filed on August 8, 2017, which concerns the proposed acquisition of the Company by BorgWarner Inc., omits or misrepresents material information with respect to certain financial data and analyses underlying Rothschild Inc.’s opinion, the possible terms of any nondisclosure agreements that may have been entered into by the Company with certain other parties, and purported conflicts of interest on the part of the Company’s officers and directors and Rothschild Inc. Plaintiff asserts claims under the federal securities laws and seeks, among other things, to enjoin the acquisition or, in the alternative, rescission or rescissory damages if the acquisition closes.

The outcome of this lawsuit cannot be predicted with certainty. However, the Company believes that it is without merit. If additional similar complaints are filed, the Company will not necessarily announce such additional filings.